Exhibit 99.1

Burst PR Contact:	Kiwibox PR Contact:
Liz Bradley	Todd Barrish/ Mike Bush
Kel & Partners	Dukas Public Relations
857-891-5531	212-704-7385
liz@kelandpartners.com	todd@dukaspr.com
mike@dukaspr.com

BURST MEDIA GOES LIVE WITH KIWIBOX TEEN AD NETWORK

Opportunity for Brand Advertisers to Reach 8.6 Million Teens

Burlington, MA – December 9, 2008 – Burst Media (www.BurstMedia.com), a leading provider of online advertising services, today announced the successful launch of the Kiwibox Teen Network, at www.KiwiboxNetwork.com. The network is anchored by Kiwibox (the primary business unit of Magnitude Information Systems, Inc: OTC Bulletin Board: MAGY, www.Kiwibox.com), the first social networking destination and online magazine where teens produce, discover, and share content while connecting with friends. Comprised of 21 teen-focused websites, the network allows brand advertisers to reach 8.6 million unique users across 93 million monthly ad impressions – making it one of the largest content rich web properties to reach teens.

For advertisers, the Kiwibox Teen Network represents a new way to reach a highly valued audience in a fully transparent, youth-safe environment. For publishers, it allows them to monetize their inventory more effectively with access to larger brand campaigns as well as participate in other partnership opportunities, providing additional revenue streams.

"Student.com is a social networking and resource site just for students.  It made perfect sense for us to be part of this new teen network of sites put together by Burst Media," said Jeff Edelman, Founder and Publisher of Student.com.  "By being part of a network of sites that enhance the lives of teens, we can offer our visitors more relevant advertising, and provide advertisers an environment where their message will be seen and remembered."

The partnership further cements Kiwibox’s position as a premier provider of teen content, and places the Kiwibox brand in front of more advertisers looking for a consolidated way to reach the elusive teen audience.

“By partnering with Burst Media to build the Kiwibox Teen network, we will allow brand advertisers to cost-effectively reach teens in one single online media buy,” said Mike Howard, COO of Kiwibox.com. “Members of the network will be able to leverage our extensive knowledge of how teens connect online and build value for advertisers. As we continue to expand the network, our partners will have an increased ability to share ideas, content, tools and marketing opportunities across both the web and mobile platforms.”

The network allows advertisers to reach teens using standard banners and creative   integration opportunities. Kiwibox has a nine year history of developing and executing brand campaigns including contests, custom game integration, section sponsorships, micro-sites, site skins, and many other out-of-the-box placements.

“At Burst it is our approach to provide our clients with the most targeted manner in which to reach their audiences,” said Don Byrnes, EVP of Media Sales at Burst Media. “Our relationship with Kiwibox has allowed us to do this for the coveted teen audience who devour online content daily.”

To learn more about the Kiwibox Teen Network please visit:
www.KiwiboxNetwork.com.

About Kiwibox
Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content. Kiwibox members are teens in the know who go to Kiwibox to enjoy personalized content and share their interests with peers. Kiwibox provides one of the largest distribution and marketing channels to connect advertisers with the highly sought after teen audience, in a controlled and interactive environment. Kiwibox is the primary business unit of Magnitude Information Systems, Inc.(Magnitude) (OTC Bulletin Board: MAGY). For more information, visit www.Kiwibox.com.

About Burst Media
An online media and technology company founded in 1995, Burst Media (www.BurstMedia.com) is a leading provider of advertising representation, services and technology to independent Web Publishers. Burst Media enables advertisers to reach finely segmented, engaged consumers as they visit Burst’s extensive number of interest-based sub-channels. Through its Burst Network and Burst Direct units, the company represents one of the broadest and deepest offerings of interest-based websites online. Burst also markets its ad management platform, adConductor™, which empowers content websites, online ad networks, and web portals to manage the complete process of ad sales and service. Burst Media is headquartered in Burlington, Massachusetts, with offices throughout the United States and in London, UK. For more information, visit www.BurstMedia.com or call 781.272.5544.

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